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FOR IMMEDIATE RELEASE

Genome Therapeutics Acquires Option to Obtain Exclusive Access to Next
 Generation SNP Detection Technology from Northeastern University

      --SNP Technology to Enhance Pharmacogenomics Platform--

Waltham, Mass., June 7, 2000 -- Genome Therapeutics Corp. (Nasdaq: GENE) today announced that the Company has secured rights to obtain worldwide exclusive access to certain patented Single Nucleotide Polymorphisms (SNPs) detection technology from Northeastern University. This SNP detection technology has the potential to increase the utility of mass spectrometry-based assays for genetic association studies, genotyping and diagnostics. Genome Therapeutics believes this SNP detection technology will enhance its technology platform focused on generating genomic information relevant to the development of therapeutic products and pharmacogenomics.

In the past year, wider attention has been placed on SNPs and their potential impact in the drug discovery process. DNA sequences from different individuals contain many variations or polymorphisms. The most common type of genetic variation, a SNP, involves a change of a single nucleotide or base in DNA. SNPs play a significant role in determining susceptibility to disease, as well as an individual's response to certain drugs because they may contribute to the alteration of genes.

Under this agreement, Genome Therapeutics will fund a research program at Northeastern University to develop electrophore mass tags, which use differences in mass rather than fluorescence, as labels for DNA probes. Dr. Roger Giese, Ph.D., Professor of the Bouve College and Barnett Institute at Northeastern University - and inventor of the mass tag - will oversee the direction of this research program. The option allows Genome Therapeutics to acquire a license to advanced mass spectrometry-based detection tools which are expected to provide an increased ability to track SNPs and enhance the Company's ability to map disease genes, genetic traits and predisposition to disease, as well as understand varied individual reactions to drug treatments.

"This agreement represents part of a long-term strategy to build on our existing proprietary SNP detection methods and proprietary SNP assays," said Richard D. Gill, Ph.D., President and COO of Genome Therapeutics. "Future commercial applications of this technology exist through our GTC Sequencing

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Center business as well as through the Company's pharmacogenomics business platform, Drug Rescue?. A solid patent portfolio, including eight issued patents, supports this technology. This type of agreement exemplifies our resolve to continue expending our intellectual property base in areas critical to our strategic goals."

"The detection speed of this new technology compared with existing technologies is like changing from a 4-lane highway to a 400-lane highway. Since we can combine many tags simultaneously and measure rapidly by mass spectrometry, we believe it represents a tremendous leap in speed and reliability relative to conventional technology," said Dr. Giese. "Combining this ultra-speed approach with Genome Therapeutics' very accurate biochemistry and proprietary SNP detection technology provides an excellent route to commercialization."

Genome Therapeutics currently provides sequenced-based SNP detection services to customers through the GTC Sequencing Center. The Company also has a patented exonuclease-based SNP assay technology with flourescence readout that it makes available to its pharmaceutical partners through research alliances. This new technology from Northeastern University strongly compliments these existing capabilities, and provides a path to the next generation of high-throughput SNP assays.

Genome Therapeutics (www.genomecorp.com) is a leader in the commercialization of genomics-based drug discovery. The Company's gene discovery strategy is to identify and characterize human genes associated with major diseases and elucidate microbial genes as novel drug targets against many serious infectious organisms. Together with its strategic partners, including Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux, Genome Therapeutics is using genomic information to develop a new generation of genomics-based pharmaceutical, vaccine and diagnostic products.

Boston-based Northeastern University, a private, national research institution, is a world leader in practice-oriented research and education. Building on its flagship co-operative education program, Northeastern links classroom learning with workplace and research experience and integrates professional preparation with study in the liberal arts and sciences. Representing a wide variety of cultural and ethnic groups, nearly 12,000 graduates and undergraduates come from throughout the United States and dozens of other countries to experience Northeastern's dynamic learning environment.

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Statements in this press release that are not strictly historical are
"forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement including, but not limited to, the ability of the Company and its alliance partners to (i) successfully develop products based on the Company's genomic information, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K.

        Contacts:
        Christopher Taylor                Douglas MacDougall
        Director of Investor Relations    Vice President
        Genome Therapeutics Corp.         Feinstein Dean Healthcare
        (781) 398-2466                    (617) 577-8110